Exhibit 10.15
Note: Information in this document marked with a “[***]” has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
Flextronics Manufacturing Services Agreement
     This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into this 1st day of January 2005 by and between ARUBA WIRELESS NETWORKS, a Delaware corporation having its place of business at 1322 Crossman Avenue, Sunnyvale, California 94089 (“Aruba”) and FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD., having its place of business at Level 1, Lot 7, Block F, Sequking Commercial Building, Jalan Patau-Patua, 8700 Labaun, F.T., Malaysia (“Flextronics”).
     Aruba desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement. The parties agree as follows:
1. DEFINITIONS
     Flextronics and Aruba agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.
2. MANUFACTURING SERVICES
     2.1 Work. Aruba hereby engages Flextronics to perform the work (hereinafter “Work”). “Work” shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter “Product(s)”) pursuant to detailed written Specifications. The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List. The Specifications as provided by Aruba and included in Flextronics’s production document management system and maintained in accordance with the terms of this Agreement are incorporated herein by reference as Exhibit 2.1. This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products. In the event that Aruba requires any such services, the parties will enter into a separate agreement.
     2.2 Authorized Purchaser. Flextronics agrees to sell Products to Authorized Purchasers. Flextronics shall afford the Authorized Purchasers the right to receive the pricing for Product set forth in this Agreement; provided that Flextronics and such Authorized Purchasers enter into a mutually acceptable agreement (including appropriate credit terms) substantially in the form attached hereto as Exhibit 2.2 (the “Authorized Purchaser Agreement”). Notwithstanding the foregoing, Aruba acknowledges and agrees that Flextronics shall not be obligated to sell Products to Authorized Purchasers or to enter into an Authorized Purchaser Agreement with an Authorized Purchaser if Aruba is otherwise purchasing Products directly from Flextronics for resale to such Authorized Purchaser.
     2.3 Engineering Changes. Aruba may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost (“Engineering Change Request” or “ECR”). Upon receipt of an ECR, Flextronics will provide Aruba with a response within five (5) business days of receipt advising Aruba of the likely impact of an ECR (including but not limited to the impact on the delivery, scheduling and Product pricing). Flextronics will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and Aruba has issued a purchase order for the implementation costs (“Engineering Change Order” or “ECO”). All non-recurring costs of implementing ECO’s (including, without limitation, premium costs of Materials; Material handling charges; process and tooling charges; engineering charges; and evaluation testing costs and other costs which result form the ECO) will be the responsibility of Aruba, except as otherwise mutually agreed to in writing between the parties. Neither party will unreasonably withhold or delay agreement to an ECO and the parties agree to use commercially reasonable efforts to implement at the earliest opportunity ECO’s relating to personal and product safety.
     2.4 Tooling; Non-Recurring Expenses; Software. Aruba shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses, to be set forth in Flextronics’s quotation. All software that Aruba provides to Flextronics or any test software that Aruba engages Flextronics to develop is and shall remain the property of Aruba.
     2.5 Cost Reduction Projects. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications, and re-design of assembly or test methods. Cost reductions will be governed as follows (i) upon implementation of such ways that have been initiated by Flextronics and approved by Aruba Flextronics will receive 100% of the demonstrated cost reduction for a full quarter (3 months) after implementation of such cost reductions and thereafter 100% to Aruba, (ii) upon implementation of such ways that have been initiated by Aruba and approved by Flextronics, Aruba will received 100% of the demonstrated cost reductions.
     2.6 Quality Standards.
     (a) Flextronics will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices. The workmanship standard to be used in building Product is IPC A-610 Rev. C Class II, as published by the Institute for Interconnecting and Packaging Electronic Circuits.
     (b) Aruba may during normal business hours and following reasonable advance written notice and subject to Flextronics’s security and customer or other and confidentiality requirements, visit the Flextronics facility where the Products are manufactured and review the quality control procedures related to manufacture of the Products as reasonably necessary to satisfy itself of compliance with its obligations under this Agreement.
     2.7 Quarterly Business Review. The parties will conduct a Quarterly Business Review (“Quarterly Business Review” or “QBR”) meeting at least once each calendar quarter for the purpose of reviewing the parties’ performance and the business matters to be addressed quarterly as set forth in the specific provisions of this Agreement. Commercially reasonable efforts will be made by Flextronics and Aruba to have at least one executive level participant in attendance for each QBR. To the extent possible, these meetings will be scheduled in order to permit in-person attendance by participants and they will be conducted at the location where Aruba’s products are manufactured, unless mutually agreed to otherwise by the parties.
     2.8 Resource Shortages. Excluding cases where Flextronics is excused entirely from performance under this Agreement or applicable, law, in the event Flextronics is in a position to require the allocation of materials, facilities, equipment or personnel (collectively “Resources”) due to shortages. Flextronics shall fairly allocate, in a commercially reasonable manner, Resources for the period of time during which the cause of the shortages purists; provided however, that any such allocation shall allocate Resources to Aruba in a manner that is at least as favorable to Aruba as to other of Flextronics’s customers who provide the same or lesser amount of business at the facility where Products are manufactured for Aruba. For purposes of determining whether another customer provides the same or lesser amount of business, such factors as monthly volume and the economic value of purchases shall be taken into account.
3. FORECASTS; ORDERS; FEES; PAYMENT
     3.1 Forecast. Aruba shall provide Flextronics, on a monthly basis, a rolling twelve (12) month forecast indicating Aruba’s and its Authorized Purchaser’s monthly Product requirements. Aruba will use its commercially reasonable efforts to ensure that the Forecast is accurate. The first ninety (90) days of the forecast will constitute Aruba’s written purchase order for all Work to be completed within the first ninety (90) day period. Such purchase orders will be issued in accordance with Section 3.2 below.
     3.2 Purchase Orders; Precedence. Aruba and Authorized Purchasers will provide Flextronics with purchase orders within at least forty-five (45) days of the scheduled delivery date. Aruba and Authorized Purchasers may use their standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.
     3.3 Purchase Order Acceptance. Purchase orders shall normally be deemed accepted by Flextronics, provided however that Flextronics may reject any purchase order: (a) that is an amended order in accordance with Section 5.3 below because the purchase order is outside of the Flexibility Table; (b) if the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees; (c) if the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table; or (d) if a purchase order would extend Flextronics’s liability beyond Aruba’s approved credit line. Flextronics shall notify Aruba and, as applicable, Authorized Purchaser, of rejection of any purchase order within five (5) business days of receipt of such purchase order. In the event that an Authorized Purchaser issues a purchase order pursuant to an Authorized Purchase Agreement, Flextronics shall notify Aruba of the scheduled dates for delivery of the Products to the Authorized Purchaser.
     3.4 Fees; Changes; Taxes.
          (a) The fees will be agreed by the parties and will be indicated on the purchase orders issued by Aruba and Authorized Purchaser and accepted by Flextronics. The initial fees shall be as set forth on the Fee List attached hereto and incorporated herein as Exhibit 3.4 (the “Fee List”). If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Aruba and accepted by Flextronics in accordance with the terms of this Agreement.
          (b) Aruba is responsible for additional fees and costs due to: (a) changes to the Specifications; (b) failure of Aruba or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Aruba Controlled Materials where applicable to sustain the production schedule; and (c) any pre-approved expediting charges reasonably necessary because of a change in Aruba’s requirements.
          (c) The fees will be reviewed quarterly by the parties. Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed. By way of example only, the fees may be increased if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics.
          (d) Except as provided otherwise in this Agreement, changes to Product prices, and the manner and timing of their implementation, will be mutually agreed to b the parties on a commercially reasonable basis at the Quarterly Business Review meeting as set forth in Section 2.7.
          (e) All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Aruba shall be responsible for all such items. This subsection (e) does not apply to taxes on Flextronics’s net income.
          (f) The Fees List will be based on the exchange rate(s) for converting the purchase price for Inventory denominated in the Parts Purchase Currency(ies) into the Functional Currency. The fees will be adjusted, on a monthly basis based on changes in the Exchange Rate(s) as reported on the last business day of each month, for the following month to the extent that such Exchange Rates change more than +/- .75% from the prior month. “Exchange Rate(s)” is defined as the closing currency exchange rate(s) as reported on Reuters’ page FIX on the last business day of the current month prior to the following month. “Functional Currency” means the currency in which all payments are to be made pursuant to Section 3.5 below. “Parts Purchase Currency(ies)” means U.S. Dollars, Japanese Yen and/or Euros to the extent such currencies are different from the Functional Currency and are used to purchase Inventory needed for the performance of the Work forecasted to be completed during the applicable month.
     3.5 Payment.
          (a) From the Effective Date to April 1, 2005, payment for the Products and any other costs or charges payable by Aruba are due to Flextronics in US Dollars within sixty (60) Days following the date of invoice unless otherwise agreed to by the parties. After April 1st, 2005, payment for the Products and any other costs or charges payable by Aruba are due to Flextronics in US Dollars within forty five (45) Days following the date of invoice unless otherwise agreed to by the parties in writing.
          (b) Flextronics will invoice Aruba as soon as the product is available to be shipped at Flextronics’s facility, in accordance with Ex Works (Incoterms 2000) delivery terms per Section 5.1.
     3.6 Late Payment. Aruba agrees to pay one and one-half percent (1.5%) monthly interest on all late payments. Furthermore, if Aruba is late with payments which Aruba has not remedied within two weeks of such delinquency, or Flextronics has reasonable cause to believe Aruba may not be able to pay, Flextronics may (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Aruba for additional fees before the Work can resume. Aruba agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Aruba.
     3.7 Letter of Credit, Escrow Account, Credit Limit.
          (a) In the event that Aruba exceeds its credit limit in subsection (b) below, upon Flextronics’s written request at any time during the term of this Agreement, within thirty (30) days of such request, Aruba agrees to obtain and maintain a stand-by letter of credit or escrow account on behalf of Flextronics to minimize the financial risk to Flextronics for its performance of the Work under this Agreement. The stand-by letter of credit or escrow account shall be for a minimum period of time of six (6) months and shall be for a total amount that is equal to the total value of the risks associated with NCNR Inventory, Special Inventory, and the accounts receivable from Aruba. The calculation shall be based upon the forecast provided by Aruba pursuant to Section 3.1. The draw down procedures under the stand-by letter of credit or the escrow account shall be determined solely by Flextronics. Flextronics will, in good faith, review Aruba’s creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so. Aruba will provide all financial information within five (5) business days of request in writing.

          (b) Aruba’s initial credit limit is [***]. Aruba agrees that it will operate within Aruba’s credit limit unless otherwise agreed to by Flextronics. In the event that Flextronics’s financial liability, in Flextronics’s sole discretion, exceeds the amount of Aruba’s then current credit limit, Flextronics will give Aruba notice of this condition and Aruba agrees that Flextronics may take appropriate action to reduce Flextronics’s financial liability, including without limitation, (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Aruba for additional fees before the Work can resume. The credit limit will be reviewed periodically by Flextronics and may be decreased or increased as business conditions, in Flextronics’s sole discretion warrant. Flextronics will provide Aruba with prompt written notice of such increase or decrease.
4. MATERIALS PROCUREMENT; ARUBA RESPONSIBILITY FOR MATERIALS
     4.1 Authorization to Procure Materials, Inventory and Special Inventory.
          (a) Accepted purchase orders from Aruba and Authorized Purchasers will constitute authorization for Flextronics to procure, without Aruba’s prior approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Aruba’s and Authorized Purchaser’s purchase orders and forecast as follows: Long Lead-Time Materials as required based on the Lead Time when such purchase orders are placed and Minimum Order Inventory as required by the supplier. Flextronics will only purchase Economic Order Inventory with the prior approval of Aruba.
          (b) Flextronics will provide Aruba with quarterly updates of Lead Times for all Materials. Aruba will be responsible for all costs related to expediting Materials to meet delivery dates as a result of changes in Lead Times or price increases from suppliers; however, Flextronics will obtain prior approval from Aruba for expedite costs in excess of $500.00 per purchase order. Aruba agrees to provide its approval within 2 business days of a request for approval by Flextronics. A failure of Aruba to provide its approval within 2 business days will be deemed approval by Aruba. A complete list of monthly premiums will be provided to Aruba each month.
     4.2 Aruba Controlled Materials. Aruba may direct Flextronics to purchase Aruba Controlled Materials in accordance with the Aruba Controlled Materials Terms. Aruba acknowledges that the Aruba Controlled Materials Terms will directly impact Flextronics’s ability to perform under this Agreement and to provide Aruba with the flexibility Aruba is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Aruba Controlled Materials Terms will create an additional cost that is not covered by this Agreement, then Flextronics will notify Aruba and the parties will agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Aruba Controlled Materials Terms or (c) amend the Aruba Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Aruba agrees to provide copies to Flextronics of all Aruba Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers. Aruba agrees not to make any modifications or additions to the Aruba Controlled Materials Terms or enter into new Aruba Controlled Materials Terms with suppliers that will negatively impact Flextronics’s procurement activities.
     4.3 Consigned Materials. In the event Aruba consigns components, materials, or supplies to be used by Flextronics in the manufacture of the Product (“Consigned Materials”), Aruba agrees to consign adequate quantities to timely manufacture Products and agrees to cover any production related attrition at Aruba’s sole expense. All Aruba Consigned Materials furnished to Flextronics or paid for by Aruba in connection with this Agreement shall be allocated part numbers to indicate Aruba’s ownership and be kept free of liens and encumbrances and Flextronics has no obligation to purchase the Consigned Materials. Flextronics, however, will be responsible for loss or damage to Aruba property related to non-production causes while it is on Flextronics’s premises. Flextronics will provide a physical inventory or cycle count at each Quarterly Business Review.
     4.4 Preferred Supplier. Aruba shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product. Aruba shall give Flextronics every opportunity to be included on AVL’s for Materials that Flextronics can supply, and if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Aruba, Flextronics shall be included on such AVL’s. If Flextronics is on an AVL and its prices and quality are competitive with other vendors, Aruba will raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 4.4 only, the term “Flextronics” includes any companies affiliated with Flextronics.

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     4.5 Aruba Responsibility for Inventory and Special Inventory. Aruba is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics with respect to the forecast and any purchase orders accepted by Flextronics from Aruba or any Authorized Purchaser under this Section 4.
5. SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE
     5.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Aruba’s or Authorized Purchaser’s destination specified in the applicable purchase order. Shipments will be made EXW (Ex works, Incoterms 2000) Flextronics’s Shanghai facility. Risk of loss and title will pass to Aruba or Authorized Purchaser immediately upon leaving the country of manufacture, and no earlier. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Aruba or Authorized Purchaser.
     5.2 Delivery. Flextronics will use reasonable commercial efforts to deliver Product within a window between the 10th day and the last day of the calendar month for which the Product is ordered. Flextronics will not deliver Product to Aruba before the 10th day of the month for which the Product is ordered unless agreed to by Aruba.
     5.3 Quantity Increases and Shipment Schedule Changes.
          (a) For any accepted purchase order, Aruba may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the “Flexibility Table”):
     Maximum Allowable Variance From Accepted Purchase Order Quantities/Shipment Dates

		Maximum
# of days before Shipment	Allowable	Reschedule Quantity	Maximum
Date on Purchase Order	Quantity Increases Up	Down or Push Out	Reschedule Period
0-14	0%	0%	0 days
15-30	15%	0%	0 days
31-60	30%	20%	30 days
61-90	50%	40%	60 days
Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Quantity cancellations are governed by the terms of Section 5.4 below. Any purchase order quantities increased or rescheduled pursuant to this subsection (a) may not be subsequently increased or rescheduled.
          (b) All reschedules to push out delivery dates outside of the table in subsection (a) require Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted. If Authorized Purchaser does not request prior approval from Flextronics, or if Authorized Purchaser and Flextronics do not agree in writing to specific terms with respect to any approved reschedule, then Authorized Purchaser will pay Flextronics Monthly Charges for any such reschedule, calculated as of the first day after such reschedule for any Inventory and/or Special Inventory that was procured by Flextronics to support the original delivery schedule that is not used to manufacture Product pursuant to an accepted purchase order within thirty (30) days of such reschedule. In addition, for all NCNR Inventory and/or NCNR Special Inventory that has remained in Flextronics’s possession for more than ninety (90) days since such reschedule, Aruba agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice from Flextronics by paying the Affected Inventory Costs. In addition, any finished Products that have already been manufactured to support the original delivery schedule will be treated as cancelled as provided in Sections 5.4, 5.5 and 5.6 below.
          (c) Flextronics will use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability. All reschedules or quantity increases outside of the table in subsection (a) require Flextronics’s approval, which, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the flexibility table in subsection (a) and if there are extra costs to meet such reschedule or increase, Flextronics will inform Aruba for its acceptance and approval in advance.

          (d) Any delays in the normal production or interruption in the workflow process caused by Aruba ‘s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Aruba Controlled Materials where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5.3 for the period of such delay.
          (e) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (b), the “Lead Time” shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory.
     5.4 Cancellation of Orders and Authorized Purchaser Responsibility for Inventory.
          (a) Aruba may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted. If Aruba does not request prior approval, or if Aruba and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Aruba will pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Inventory or Special inventory procured by Flextronics to support the original delivery schedule. In addition, for all NCNR Inventory and/or NCNR Special Inventory that has remained in Flextronics’s possession for more than thirty (30) days since such cancellation, Aruba agrees to immediately purchase from Flextronics such Inventory and/or Special Inventory by paying the Affected Inventory Costs.
          (b) If the forecast for any period is less than the previous forecast supplied over the same period, that amount will be considered canceled and Aruba will be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.
          (c) For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (a), the “Lead Time” shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement, whichever is longer.
     5.5 Mitigation of Inventory and Special Inventory. Prior to invoicing Aruba for the amounts due pursuant to Sections 5.3 or 5.4, Flextronics will use reasonable commercial efforts for a period of thirty (30) days, to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Aruba. Aruba shall pay amounts due under this Section 5.5 within forty five (45) days of receipt of an invoice. Flextronics will ship the Inventory and Special Inventory paid for by Aruba under this Section 5.4 to Aruba promptly upon said payment by Aruba. In the event Aruba does not pay within forty five (45) days, Flextronics will be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Aruba any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Aruba agrees to pay said amount within forty five (45) days of its receipt of the invoice.
     5.6 Aruba Responsibility for Ordered Product; Storage of Ordered Product. In the event Aruba does not arrange for the prompt pickup of Products ordered by it under this Agreement after being informed by Flextronics that such Products are ready for pickup in accordance with Aruba’s purchase order, or Aruba attempts to reschedule or cancel a delivery of Products previously ordered by Aruba, in a manner not permitted by this Agreement, then Aruba hereby authorizes Flextronics to transfer such Products to a warehouse operated by Flextronics or a third party. If the Products are transferred to a warehouse operated by Flextronics, then a portion of such warehouse will be assigned to Aruba for its exclusive use. Such transfer shall be considered a delivery and sale to Aruba for purposes of this Agreement, and title and risk of loss for such Products shall thereupon transfer from Flextronics to Aruba. In accordance with the terms of this Agreement, Flextronics shall invoice Aruba for such sale. Aruba shall also be invoiced for storage and handling charges equal to one half of one percent (0.50%) of the contract fees for the Products per month, or any portion thereof, that the Products are stored for Aruba. Such storage and handling fee shall cover the expense of storage, security, and transporting the goods to and from such site. During the time that the Products are stored pursuant to this section hereof, Aruba shall have the right, upon reasonable notice, to inspect the Products for the purposes of this Agreement. Upon Aruba’s request, Flextronics shall ship the Products to Aruba under the terms of this Agreement.
     5.7 No Waiver. For the avoidance of doubt, Flextronics’s failure to invoice Aruba for any of the charges set forth in this Section 5 does not constitute a waiver of Flextronics’s right to charge Aruba for the same event or other similar events in the future.
6. PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY
     6.1 Product Acceptance. The Products delivered by Flextronics will be inspected and tested as required by Aruba within [***] of receipt at Flextronics’s Shanghai facility . If Products do not comply with the express limited warranty set forth in Section 6.2 below, Aruba has the right to reject such Products during said period. Products not rejected

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during said period will be deemed accepted. Aruba may return defective Products, freight collect, after obtaining a return material authorization (“RMA”) number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at Flextronics’s option, and returned freight pre-paid. Aruba shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found. Aruba will return rejected products at its risk to Flextronics within five (5) business days of receiving an RMA number. Aruba requires an RMA number from Flextronics prior to returning any product. Prior to Flextronics issuing and RMA number Aruba will provide Flextronics with an explanation of the problem. Flextronics will issue an RMA number within (5) business days of Aruba’s request.
     6.2 Express Limited Warranty. This Section 6.2 sets forth Flextronics’s sole and exclusive warranty and Aruba’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty.
          (a) Flextronics warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of one (1) year from the date of shipment. In addition, Flextronics warrants that the Products will be free from defects in Materials to the same extent that the original manufacturer of the Material provides a warranty for the Materials to Flextronics.
          (b) Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Aruba’s Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Aruba or Authorized Purchaser, (iv) first articles, prototypes, pre-production units, test units or other similar Products or (v) defects resulting from tooling, designs or instructions produced or supplied by Aruba. Aruba shall be liable for costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics’s express limited warranty.
          (c) Upon any failure of a Product to comply with this express limited warranty, Flextronics’s sole obligation, and Aruba’s sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Aruba freight prepaid. Aruba shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Aruba shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.
          (d) Aruba will provide its own warranties directly to any of its end users, Authorized Purchasers or other third parties. Aruba will not pass through to end users, Authorized Purchasers or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Aruba will not make any representations to end users, Authorized Purchasers or other third parties on behalf of Flextronics, and Aruba will expressly indicate that the end users, Authorized Purchasers and third parties must look solely to Aruba in connection with any problems, warranty claim or other matters concerning the Product. In that regard, Aruba acknowledges and agrees that (a) Flextronics shall not be obligated to provide any warranties directly to Authorized Purchasers pursuant to the Authorized Purchaser Supply Agreement and (b) the Authorized Purchasers are not to be considered third party beneficiaries of any kind to this Agreement.
     6.3 No Representations or Other Warranties. FLEXTRONICS MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH ARUBA, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
     6.4 Epidemic Failure. During the term of this Agreement, Flextronics shall repair or replace any affected Products for any Epidemic Failure due to any workmanship related cause covered by Flextronics’s Express Limited Warranty in Section 6.2 that would have been identified at the time of manufacture through Aruba’s specified inspection and test procedures. An Epidemic Failure will be considered to exist when return rate data indicates that [***] of Product shipped during any twelve (12) consecutive months has been proven to exhibit a single major functional, mechanical or appearance defect. Flextronics and Aruba will agree to a reasonable plan and allocation of costs to carry out the repair or replacement of affected Product shipped during said twelve-month period. Upon agreement, Flextronics will pay any claims for such costs by Aruba.
7. INTELLECTUAL PROPERTY LICENSES
     7.1 Licenses. Aruba grants to Flextronics, a non-exclusive, non-transferable, non-sublicensable, limited license under its intellectual property rights to (and only to) perform the Work and deliver the Products to (and only to) Aruba and, as expressly authorized herein by Arurba, to Aruba Authorized Purchasers. For the avoidance of doubt, any ambiguity with

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

respect as to the scope of the license granted hereunder (including, without limitation, the definition and scope of the Work covered by such license) shall be resolved in favor of the interpretation given by Aruba.
     7.2 No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.
8. TERM AND TERMINATION
     8.1 Term. The term of this Agreement shall commence on the date hereof above and shall continue for one (1) year thereafter until terminated as provided in Section 8.2 (Termination) or 10.7 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) days or more prior to the end of any term.
     8.2 Termination. This Agreement may be terminated by either party (a) for convenience upon one hundred and eighty days (180) days written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 10.7 (Force Majeure).
     8.3 Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections, 5.3, 5.4, 5.5 and 5.6 shall apply with respect to payment and shipment to Aruba of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics’s express limited warranty in Section 6.2 above. Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement, except for breaches of Section 6.2, 9.1, 9.2, or 10.1. Sections 1, 3.5, 3.6, 3.7, 4, 5.3, 5.4, 5.5, 5.6, 6.2, 6.3, 7, 8, 9, and 10 shall be the only terms that shall survive any termination or expiration of this Agreement.
9. INDEMNIFICATION; LIABILITY LIMITATION
     9.1 Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, Aruba and all directors, officers, employees, and agents (each, an “Aruba Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:
          (a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Aruba or an Authorized Purchaser hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2;
          (b) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products; provided that, Flextronics shall not have any obligation to indemnify Aruba if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the Specifications.
     9.2 Indemnification by Aruba. Aruba agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:
          (a) any failure of any Product sold by Flextronics hereunder to comply with any safety standard to the extent that such failure has not been caused by Flextronics’s breach of its express limited warranties set forth in Section 6.2 hereof;
          (b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics’s breach of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof; or

          (c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 9.1(b) above.
     9.3 Procedures for Indemnification. With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.
     9.4 Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 9.1(b) or 9.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, the indemnifying party’s sole responsibility is to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast will be considered cancelled and Aruba shall purchase all Products, NCNR Inventory and NCNR Special Inventory as provided in Sections, 5.4, 5.5 and 5.6 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.
     9.5 No Other Liability. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 9.1 AND 9.2 ABOVE OR SECTION 10.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.
     THE FOREGOING SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.
10. MISCELLANEOUS
     10.1 Confidentiality. Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party’s receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order. Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request or (ii) termination of this Agreement. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof.
     10.2 Entire Agreement; Severability. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.
     10.3 Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.
     10.4 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.
     10.5 Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 10.10 below.
     10.6 Insurance. Flextronics and Aruba agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Aruba specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Aruba pursuant to this Agreement and which is stored on the premises of Flextronics.
     10.7 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.
     10.8 Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, Flextronics may assign some or all of its rights and obligations under this Agreement to an affiliated Flextronics entity.
     10.9 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.
     10.10 Disputes Resolution; Waiver of Jury Trial.
          (a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Aruba or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below. Either party’s affiliates and subsidiaries are also intended beneficiaries of, and may enforce, this dispute resolution procedure.
          (b) Any Disputes shall be referred to arbitration under the Comprehensive Arbitration Rules & Procedures of JAMS (the “Arbitration Administrator”), as such rules shall be in effect on the Effective Date, except to the extent that such rules are inconsistent with this Section 10.10, in which case this Section shall govern.
          (c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator shall deliver a roster often names to the parties. Within seven (7) calendar days of service upon the parties of the list of names, each party may strike three (3) names and shall rank the remaining seven arbitrator candidates in order of preference, from least to most preferred. The Arbitration Administrator will then appoint the remaining candidate with the highest composite ranking as the Arbitrator, or, in the event of a tie, the Arbitration Administrator will select an Arbitrator from among the tied candidates.
          (d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be San Jose, California, although the arbitrators may be selected from rosters including San Jose or San Francisco.
          (e) The Federal Arbitration Act shall govern the arbitrability of all Disputes, and the Rules of the Arbitration Administrator shall, to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Rules do not provide an applicable procedure, California law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section 10.10. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.
          (f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:
               (i) Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in San Jose, California; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.
               (ii) Expert Disclosure. If scientific, technical, or other specialized knowledge will assist the arbitrator, each party may select a single witness who is retained or specially employed to provide such expert testimony. In addition, each party may select an additional retained or specially employed expert witness to testify with respect to damages issues, if any. Expert discovery shall consist of the following: (1) the parties shall exchange complete reports on all information to be provided by the expert(s) at the hearing no later than thirty (30) days before the first day of the hearing; (2) the parties shall produce complete rebuttal reports, if any, no later than ten (10) days before the first day of the hearing; and (3) the parties shall be required to produce any and all documents reviewed by their expert(s) in performing work relating to the arbitration.
               (iii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.
          (g) The Arbitrator shall render an award within six (6) months after the date of appointment, and a condition of the arbitrator’s appointment shall be commitment to comply with this six (6) month period. This period may be extended by mutual agreement of the parties. The award shall be accompanied by a written opinion setting forth the findings of fact, conclusions of law and reasoning relied upon by the arbitrator in reaching his or her decision. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the applicable Rules of the Arbitration Administrator) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 10.10.
          (h) Either party may seek review of the award pursuant to the following procedure. Either party may seek arbitral review of the award pursuant to the JAMS Optional Arbitration Appeal Procedure then in force. Arbitral review may be had as to any element of the award as allowed by such Procedures.
          (i) This Agreement’s arbitration provisions are to be performed in Santa Clara County, California. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this paragraph 10.10, to review or confirm the award in arbitration, or for preliminary injunctive relief as set forth in subsection (k), shall be brought exclusively in a court of competent jurisdiction in the county of Santa Clara, California (the “Enforcing Court”). Any judgment of the Enforcing Court may be enforced by any sister court of competent jurisdiction. By execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of the Enforcing Court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, their relationship, or any arbitration relating thereto, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 10.9 hereof, and service so made shall be deemed completed on the third business day after such service is deposited in the mail. Nothing in this Section 10.10 shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.

          (j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section 10.10, including attorneys’ fees. Notwithstanding the foregoing: (1) the fees and expenses of the Arbitrator and Arbitration Administrator shall be (A) borne equally by Aruba and Flextronics if and to the extent that the arbitration panel determines that such result would be fair and equitable under the circumstances, or (B) borne by Aruba and/or Flextronics in inverse proportion to the amount that the arbitration panel’s award in favor of Aruba and/or Flextronics bears to the total amount of the items in dispute (for illustration purposes for this Section 10.10(i) only, (X) if the total amount of items in dispute is $1,000,000.00, and Aruba prevails on $500,000.00 as determined by the Arbitrator, Flextronics and Aruba shall bear the arbitration panel’s fees and expenses equally, or (Y) if the total amount of items in dispute is $1,000,000.00, and Aruba prevails on $250,000.00 as determined by the Arbitrator, Aruba shall bear 75% and Flextronics shall bear 25% of the fees and expenses of the arbitrator and the Arbitration Administrator; and (2) the fees and expenses incurred by the prevailing party to enforce this Section 10.10 or the enforcement of any award shall be paid by the other party.
          (k) The parties agree that any breach of a party’s confidentiality obligations set forth in this Agreement will result in irreparable injury to the other party for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of such obligations, the non-breaching party will be entitled to seek preliminary injunctive relief in the Enforcing Court or in any Court of competent jurisdiction in the location in which the breaching party conducts its business, without first pursuing such relief in arbitration.
          (l) Notwithstanding anything contained in this Section 10.10 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 10.10(b) hereof, Aruba and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Aruba ‘s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Section 10.10(1), the provisions of Section 10.10(a) through (j) hereof, inclusive, as well as Section 10.10(n) shall apply.
          (m) The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 10.10 shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.
          (n) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
     10.11 Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.
     10.12 Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.
     10.13 Controlling Law. This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of California, without regard to its conflicts of laws provisions; except to the extent there may be any conflict between the law of the State of California and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement.

     10.14 Counterparts. This Agreement may be executed in counterparts.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

ARUBA WIRELESS NETWORKS:		FLEXTRONICS INTERNATIONAL MARKETING (L) LTD:

By:	/s/ Steffan Tomlinson	By:	[/s/ illegible]

Title:	CFO	Title:	Director

Exhibit 1
Definitions

“Affected Inventory Costs”	shall mean: (i) 110% of the Cost of all affected Inventory and Special Inventory in Flextronics’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) 105% of the Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, and (iv) expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

“Approved Vendor List” or “AVL”	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

“Authorized Purchaser”	shall mean a company with whom Aruba has entered into a written agreement authorizing the company to market and distribute Aruba’s Products and who have otherwise satisfied Flextronics’s credit requirements.

“Confidential Information”	shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean the cost represented on the bill of materials supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.

“Aruba Controlled Materials”	shall mean those Materials provided by Aruba or by suppliers with whom Aruba has a commercial contractual or non-contractual relationship.

“Aruba Controlled Materials Terms”	shall mean the terms and conditions that Aruba has negotiated with its suppliers for the purchase of Aruba Controlled Materials.

“Aruba Indemnities”	shall have the meaning set forth in Section 9.1.

“Damages”	shall have the meaning set forth in Section 9.1.

“Disputes”	shall have the meaning set forth in Section 10.10(a)

“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.

“Fee List”	shall have the meaning set forth in Section 3.4.

“Flexibility Table”	shall have the meaning set forth in Section 5.3.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 9.2.

“Force Majeure”	shall have the meaning set forth in Section 10.7.

“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order from Aruba or an Authorized Purchaser.

“Lead Time{s)”	shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Long Lead Time Materials”	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.

“Materials”	shall mean labor, components, materials and supplies that are used in the manufacturing, testing, packaging, and distribution of products.

“Materials Procurement Lead Time”	shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the supplier.

“Monthly Charges”	shall mean a finance carrying charge of one and one-half of one percent (1.5%) and a storage and handling charge of one-half of one percent (0.5%), in each case of the Cost of the Inventory and/or Special Inventory affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory is used to manufacture Product or is otherwise purchased by Aruba.

“NCNR”	shall mean Materials which are listed on Exhibit 5.3 and which list will be reviewed and updated quarterly by mutual written agreement of the parties.

“Product”	shall have the meaning set forth in Section 2.1.

“Special Inventory”	shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.
“Specifications”	shall have the meaning set forth in Section 2.1.

“Work”	shall have the meaning set forth in Section 2.1.

Exhibit 2.2
Authorized Purchaser Supply Agreement
This Supply Agreement (“Agreement”) is entered into this ___ day of ___, 200___ by and between___, having its place of business at ___(“Authorized Purchaser”) and FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD. having its place of business at Level 1, Lot 7, Block F, Sequking Commercial Building, Jalan, Patau-Patua, 8700 Labaun, F.T., Malaysia (“Flextronics”).
1. AUTHORIZED PURCHASER; ACKNOWLEDGEMENT
     1.1 Status as Authorized Purchaser. Authorized Purchaser is a party to a Supply Agreement with Aruba Wireless Networks (“Aruba”) pursuant to which Authorized Purchaser is authorized to purchase the Products listed on Schedule 1.1 attached hereto (the “Products”) (the “Authorized Purchaser-Aruba Agreement”). Authorized Purchaser represents and warrants to Flextronics that it is in good standing and will remain in good standing under the Authorized Purchaser-Aruba Agreement.
     1.2 Acknowledgment. Authorized Purchaser hereby acknowledges and agrees that: (a) this Agreement constitutes the entire agreement between Authorized Purchaser and Flextronics with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions; (b) unless otherwise set forth expressly in this Agreement, Authorized Purchaser will look solely to Aruba with regard to the terms and conditions of its purchase of the Products; (c) and Authorized Purchaser is not a third party beneficiary of any agreement between Flextronics and Aruba.
2. SALE TO AUTHORIZED PURCHASER
     2.1 Sale of Products. Authorized Purchaser may periodically submit to Flextronics orders for the purchase of Products (each a “Purchase Order”). Flextronics agrees to sell, and Authorized Purchaser agrees to purchase, all Products specified in Purchase Orders tendered by Authorized Purchaser subject to the terms and conditions of this Agreement. Each Purchase Order may not be cancelled or rescheduled. Purchase orders may not provide for a delivery date that is less than the then-current lead time for the Products.
     2.2 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Authorized Purchaser’s specifications and marked for shipment to Authorized Purchaser’s destination specified in the applicable Purchase Order. Shipments will be governed by Incoterms 2000. Shipment terms will be EXW (Ex works) Flextronics’s Shanghai facility. Risk of loss and title will pass to Authorized Purchaser immediately upon leaving the country of manufacture, and no earlier. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products, will be paid by Authorized Purchaser.
     2.3 Authorized Purchaser Responsibility for Ordered Product; Storage of Ordered Product. In the event Authorized Purchaser does not arrange for the prompt shipment of Products ordered by it under this Agreement after being informed by Flextronics that such Products are ready for shipment in accordance with Authorized Purchaser’s Purchase Order, or Authorized Purchaser attempts to reschedule or cancel a delivery of Products previously ordered by Authorized Purchaser, in a manner not permitted by this Agreement, then Authorized Purchaser hereby authorizes Flextronics to transfer such Products to a warehouse operated by Flextronics or a third party. Flextronics shall promptly notify Aruba in writing of any such transfer of Products. Any portion of a warehouse operated by Flextronics will be assigned to Authorized Purchaser for its exclusive use. Such transfer shall be considered a delivery and sale to Authorized Purchaser for purposes of this Agreement, and title and risk of loss for such Products shall thereupon transfer from Flextronics to Authorized Purchaser. In accordance with the terms of this Agreement, Flextronics shall invoice Authorized Purchaser for such sale. Authorized Purchaser shall also be invoiced for storage and handling charges equal to one half of one percent (0.50%) of the contract price of the Products per month, or any portion thereof, that the Products are stored for Authorized Purchaser. Such storage and handling fee shall cover the expense of storage, security, and transporting the goods to and from such site. During the time that the Products are stored pursuant to this section hereof, Authorized Purchaser shall have the right, upon reasonable notice, to inspect the Products for the purposes of this Agreement. Upon Authorized Purchaser’s request, Flextronics shall ship the Products to Authorized Purchaser under the terms of this Agreement.

     2.4 Price and Payment Terms. The price for Products to be manufactured is set forth in Schedule 2.4 (as may be amended from time to time) and will be indicated on the Purchase Orders issued by Authorized Purchaser and accepted by Flextronics. All prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and Authorized Purchaser shall be responsible for all such items. Payment for any Products, services or other costs to be paid by Authorized Purchaser hereunder is due thirty (30) days net from the date of invoice and shall be made in lawful U.S. currency. Authorized Purchaser agrees to pay one and one-half percent (1.5%) monthly interest on all late payments. Furthermore, if Authorized Purchaser is late with payments, or Flextronics has reasonable cause to believe Authorized Purchaser may not be able to pay, Flextronics may require prepayment or delay shipments or suspend work until assurances of payment satisfactory to Flextronics are received.
     2.5 Security Interest. Until the purchase price and all other charges payable to Flextronics hereunder have been received in full, Flextronics hereby retains and Authorized Purchaser hereby grants to Flextronics a security interest in the Products delivered to Authorized Purchaser and any proceeds therefrom. Authorized Purchaser agrees to promptly execute any documents requested by Flextronics to perfect and protect such security interest. In the event of a default by Authorized Purchaser, Flextronics may exercise any or all remedies provided under the Uniform Commercial Code or similar statutes or laws enacted in the jurisdiction within which Flextronics seeks to enforce its rights under this Agreement.
     2.6 Letter of Credit. Upon Flextronics’s request at any time during the term of this Agreement, Authorized Purchaser agrees to obtain and maintain a stand-by letter of credit on behalf of Flextronics to minimize the financial risk to Flextronics for its sale to Authorized Purchaser under this Agreement. The stand-by letter of credit shall be for a minimum period of time of six (6) months and shall be for a total amount that is equal to the total value of the risks associated with the accounts receivable from Authorized Purchaser. The draw down procedures under the stand-by letter of credit shall be determined solely by Flextronics. Flextronics will, in good faith, review Authorized Purchaser’s creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so.
3. NO WARRANTY
     Notwithstanding anything else in this Agreement, as between Flextronics and Authorized Purchaser, Flextronics sells the Products to Authorized Purchaser AS IS, WHERE IS AND WITH ALL FAULTS. FLEXTRONICS MAKES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH AUTHORIZED PURCHASER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Flextronics assumes no liability for or obligation related to the Products, including with respect to their performance, accuracy, Specifications, failure to meet Specifications or defects of or due to materials, workmanship, designs or instructions produced or supplied by Flextronics to Authorized Purchaser under this Agreement and Authorized Purchaser shall look solely to Aruba with regard to any costs or expenses incurred by Authorized Purchaser related thereto. In addition, Authorized Purchaser will provide its own warranties directly to any of its end users or other third parties. Authorized Purchaser will not make any representations to end users or other third parties on behalf of Flextronics, and Authorized Purchaser will expressly indicate that the end users and third parties must look solely to Authorized Purchaser in connection with any problems, warranty claim or other matters concerning the Product.
4. TERM AND TERMINATION
The term of this Agreement shall commence on the date hereof above and shall continue so long as Flextronics is manufacturing the Products for Aruba and Authorized Purchaser is in good standing under the Authorized Purchaser-Aruba Agreement. This Agreement may be terminated by either party (a) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (b) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (c) pursuant to Section 6.7. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination. Termination of this Agreement and settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement. Notwithstanding termination or expiration of this Agreement, Sections 1.2, 2.3, 4, 5, 6 and 7 shall survive said termination or expiration.
5. LIABILITY, LIMITATION
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE

PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.
6. MISCELLANEOUS
     6.1 Confidentiality. All written information and data exchanged between the parties for the purpose of enabling Flextronics to manufacture and deliver Products under this Agreement that is marked “Confidential” or the like, shall be deemed to be Confidential Information. The party that receives such Confidential Information agrees not to disclose it directly or indirectly to any third party without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof. Authorized Purchaser shall hold the existence and terms of this Agreement confidential, unless it obtains Flextronics’s express written consent otherwise.
     6.2 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.
     6.3 Insurance. Flextronics and Authorized Purchaser agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Authorized Purchaser specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Authorized Purchaser pursuant to this Agreement and which is stored on the premises of Flextronics.
     6.4 Force Majeure, In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, materials unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.
     6.5 Amendments; Successors, Assignment. This Agreement may be amended only by written consent of both parties. This Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, Flextronics may assign this Agreement to an affiliated Flextronics entity.
     6.6 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight Authorized Purchaser. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to his section.
     6.7 Disputes Resolution.
          (a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Authorized Purchaser or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below. Either party’s affiliates and subsidiaries are also intended beneficiaries of, and may enforce, this dispute resolution procedure.
          (b) Any Disputes shall be referred to arbitration under the Comprehensive Arbitration Rules & Procedures of JAMS (the “Arbitration Administrator”), as such rules shall be in effect on the Effective Date, except to the extent that such rules are inconsistent with this Section 6.7, in which case this Section shall govern.
          (c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator shall deliver a roster often names to the parties. Within seven (7) calendar days of service upon the parties of the list of names, each party may strike three (3) names and shall rank the remaining seven arbitrator candidates in order of preference, from least to most preferred. The Arbitration Administrator will then appoint the remaining candidate with the highest composite ranking as the Arbitrator, or, in the event of a tie, the Arbitration Administrator will select an Arbitrator from among the tied candidates.
          (d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be San Jose, California, although the arbitrators may be selected from rosters including San Jose or San Francisco.
          (e) The Federal Arbitration Act shall govern the arbitrability of all Disputes, and the Rules of the Arbitration Administrator shall, to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Rules do not provide an applicable procedure, California law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section 6.7. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.
          (f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:
               (i) Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in San Jose, California; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.
               (ii) Expert Disclosure. If scientific, technical, or other specialized knowledge will assist the arbitrator, each party may select a single witness who is retained or specially employed to provide such expert testimony. In addition, each party may select an additional retained or specially employed expert witness to testify with respect to damages issues, if any. Expert discovery shall consist of the following: (1) the parties shall exchange complete reports on all information to be provided by the experts) at the hearing no later than thirty (30) days before the first day of the hearing; (2) the parties shall produce complete rebuttal reports, if any, no later than ten (10) days before the first day of the hearing; and (3) the parties shall be required to produce any and all documents reviewed by their expert(s) in performing work relating to the arbitration.
               (iii) Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.
          (g) The Arbitrator shall render an award within six (6) months after the date of appointment, and a condition of the arbitrator’s appointment shall be commitment to comply with this six (6) month period. This period may be extended by mutual agreement of the parties. The award shall be accompanied by a written opinion setting forth the findings of fact, conclusions of law and reasoning relied upon by the arbitrator in reaching his or her decision. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the applicable Rules of the Arbitration Administrator) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 6.7.
          (h) Either party may seek review of the award pursuant to the following procedure. Either party may seek arbitral review of the award pursuant to the JAMS Optional Arbitration Appeal Procedure then in force. Arbitral review may be had as to any element of the award as allowed by such Procedures.
          (i) This Agreement’s arbitration provisions are to be performed in Santa Clara County, California Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this paragraph 6.7, to review or confirm the award in arbitration, or for preliminary injunctive relief as set forth in subsection (k), shall be brought exclusively in a court of competent jurisdiction in the county of Santa Clara, California (the “Enforcing Court”). Any judgment of the Enforcing Court may be enforced by any sister court of competent jurisdiction. By execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of the Enforcing Court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, their relationship, or any arbitration relating thereto, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 6.6 hereof, and service so made shall be deemed completed on the third business day after such service is deposited in the mail. Nothing in this Section 6.7 shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.
          (j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section 6.7, including attorneys’ fees. Notwithstanding the foregoing: (1) the fees and expenses of the Arbitrator and Arbitration

Administrator shall be (A) borne equally by Authorized Purchaser and Flextronics if and to the extent that the arbitration panel determines that such result would be fair and equitable under the circumstances, or (B) borne by Authorized Purchaser and/or Flextronics in inverse proportion to the amount that the arbitration panel’s award in favor of Authorized Purchaser and/or Flextronics bears to the total amount of the items in dispute (for illustration purposes for this Section 6.7(i) only, (X) if the total amount of items in dispute is $1,000,000.00, and Authorized Purchaser prevails on $500,000.00 as determined by the Arbitrator, Flextronics and Authorized Purchaser shall bear the arbitration panel’s fees and expenses equally, or (Y) if the total amount of items in dispute is $ 1,000,000.00, and Authorized Purchaser prevails on $250,000.00 as determined by the Arbitrator, Authorized Purchaser shall bear 75% and Flextronics shall bear 25% of the fees and expenses of the arbitrator and the Arbitration Administrator; and (2) the fees and expenses incurred by the prevailing party to enforce this Section 10.10 or the enforcement of any award shall be paid by the other party.
          (k) The parties agree that any breach of a party’s confidentiality obligations set forth in this Agreement will result in irreparable injury to the other party for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of such obligations, the non-breaching party will be entitled to seek preliminary injunctive relief in the Enforcing Court or in any Court of competent jurisdiction in the location in which the breaching party conducts its business, without first pursuing such relief in arbitration.
          (l) Notwithstanding anything contained in this Section 6.7 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 6.7(b) hereof, Authorized Purchaser and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Authorized Purchaser’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Section 6.7(1), the provisions of Section 6.7(a) through (j) hereof, inclusive, as well as Section 6.7(n) shall apply.
          (m) The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 6.7 shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.
          (n) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
     6.8 Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

     6.9 Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

ACCEPTED AND AGREED TO:

AUTHORIZED PURCHASER:	FLEXTRONICS:

By:	By:

Title:	Title: